Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2014 Results
OLD GREENWICH, Connecticut—February 11, 2015
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended December 31, 2014.
Highlights

•	Net increase in shareholders' equity resulting from operations ("net income") for the fourth quarter was $2.6 million, or $0.08 per basic and diluted share.

•
Book value per share as of December 31, 2014 was $23.09 on a diluted basis, after payment of a quarterly dividend in the third quarter of $0.77 per share, as compared to book value per share of $23.79 on a diluted basis as of September 30, 2014.

•	Our non-Agency strategy generated gross income of $7.7 million for the quarter ended December 31, 2014.

•	Our Agency strategy generated gross income of $0.4 million for the quarter ended December 31, 2014.

•
Our Board of Directors declared a dividend of $0.65 per share for the fourth quarter of 2014, equating to an annualized dividend yield of 12.6% based on the February 10, 2015 closing price of $20.62; dividends are paid quarterly in arrears.

Fourth Quarter 2014 Results
For the quarter ended December 31, 2014, net income was $2.6 million, or $0.08 per share. This compares to net income of $12.9 million, or $0.46 per share, for the quarter ended September 30, 2014.
"In the face of sharply lower interest rates and a flattening yield curve, both our non-Agency and Agency strategies generated positive net income during the fourth quarter, and we continued to diversify our revenue sources," said Laurence Penn, Chief Executive Officer and President. "At the end of 2014, several of our newer strategies were still in the ramp-up phase, and we expect that they will start contributing meaningfully to our results over the coming quarters. Meanwhile, our non-Agency RMBS performed well over the course of the quarter, although the income generated from these assets was significantly offset by losses on our interest rate and credit hedges. Our commercial mortgage portfolio, which includes CMBS and small balance commercial loans, continued its strong performance in the fourth quarter. We remain active buyers of CMBS B-pieces and active traders of CMBS generally, and we continue to see—and capitalize on—numerous opportunities to acquire profitable small balance commercial loans. Despite the relatively small size of our commercial mortgage portfolio, our profits in that sector significantly augmented our non-Agency returns over the course of the fourth quarter and full year.
"We are diversifying our revenue sources into adjacent sectors where we believe our analytical expertise, research, and systems give us an edge that enables us to capitalize on market inefficiencies and achieve attractive risk-adjusted returns. During the fourth quarter, we began purchasing U.S. consumer loans, where we are seeing very attractive opportunities and expect significant future portfolio growth. We also began purchasing distressed corporate debt, where in the current market environment we expect our purchases to be more opportunistic in nature. We also made a strategic investment in another mortgage originator. The strategic investment took the form of subordinated debt, and we expect to make additional debt and/or equity investments in mortgage originators over the coming quarters."
Non-Agency
Our non-Agency strategy generated gross income in the amount of $7.7 million for the fourth quarter, or $0.23 per share. Income from our non-Agency strategy was driven by interest income, partially offset by interest rate hedges, credit hedges and other activities, interest expense, and other investment related expenses. During the fourth quarter, we turned over approximately 13% of our bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we actively trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As a result of our trading activity, we monetized net realized gains of $7.4 million, or $0.22 per share, but these gains were offset by a decrease in net unrealized gains (losses) of $7.3 million, or $0.21 per share. During the fourth quarter, we completed deployment of the proceeds of our September capital raise, largely in non-Agency investments; as of December 31, 2014, our total long non-Agency portfolio was $880.4 million, as compared to $719.7 million as of September 30, 2014, representing an increase of 22.3%.
During the fourth quarter, the broader financial markets experienced a heightened level of volatility, most notably in connection with the steep drop in oil prices. However, prices of non-Agency RMBS exhibited relative stability, as support was provided by ongoing improvements in fundamental data, including mortgage delinquency and foreclosure rates, as well as by the drop in oil prices. Since crude oil prices directly and indirectly drive the price of gasoline, heating oil, and other significant budget items for homeowners, the decline in oil prices should free up significant disposable income for homeowners over the near term, and should therefore benefit the credit performance of non-Agency RMBS. In addition, recent declines in interest rates are translating into lower rate resets on adjustable rate mortgages, thereby freeing up additional disposable income for homeowners. The drop in interest rates, if sustained, could further benefit non-Agency RMBS credit performance by creating additional upward pressure on home prices, which slowed in 2014 after increasing sharply in 2012 and 2013. We increased our holdings of non-Agency RMBS over the course of the fourth quarter, as we continue to selectively find attractive buying opportunities, most notably in seasoned mezzanine tranches. However, as market yields for non-Agency RMBS have remained compressed, prudent and careful security selection, based on loan-level analysis performed on a security-by-security basis, continues to be of paramount importance. As of December 31, 2014, our investment in non-Agency RMBS was $559.1 million as compared to $502.1 million as of September 30, 2014.
During the fourth quarter, net losses from our credit and interest rate hedges partially offset the positive return from our non-Agency RMBS portfolio. A large component of our credit hedges are in the form of short credit default swaps, or "CDS," positions on high-yield corporate bond indices. In the early part of the quarter, the corporate bonds underlying these indices generally rallied, leading to net losses, although the impact of these losses was mitigated somewhat in the latter part of the quarter, when energy-related corporate bonds generally declined as oil prices fell. Going into the quarter, we also held as credit hedges short total return swaps referencing the equity of certain property REITs, but by the end of the quarter we had replaced these credit hedges, which also generated losses during the quarter, with additional CDS on corporate bond indices. The decline in interest rates led to net losses on our interest rate hedges over the course of the fourth quarter. Notwithstanding the recent decline in interest rates, we continue to believe that the entire non-Agency MBS market remains vulnerable, especially to a substantial unexpected increase in long-term interest rates. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks.
The CMBS market continued to be volatile in the fourth quarter. Credit spreads generally tightened in the early part of the fourth quarter, only to widen out again at the end of the quarter. Factors contributing to volatility in CMBS during the fourth quarter included the steep drop in oil prices, heavy new issue volume, and the steadily deteriorating credit quality and underwriting standards in new issue CMBS. The fourth quarter capped a year of loosening underwriting standards in the new issue CMBS market, including increased leverage and higher loan-to-value ratios. Nevertheless, our CMBS portfolio performed well during the quarter and we remain active in B-pieces. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. Ellington has been highly active in this market, and we believe that these assets represent an attractive complement to our legacy CMBS holdings, which tend to be lower yielding, but more liquid than CMBS B-pieces. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is broadly available in the secondary market, and better target the collateral profiles and structures we prefer. We have continued to find attractive acquisition opportunities in CMBS B-pieces, although at a slower pace compared to recent quarters. As CMBS credit spreads widened during the quarter, we covered some of our CMBX hedges while deploying capital opportunistically in select bonds and B-pieces. Our CMBS portfolio made a significant positive contribution to our net income for the fourth quarter. As of December 31, 2014, our investment in CMBS was $53.3 million, as compared to $46.3 million as of September 30, 2014.
We also continue to see compelling opportunities in distressed small balance commercial loans. As of December 31, 2014, we had investments in fifteen loans with a value of $28.3 million, as compared to twelve loans valued at $29.9 million as of September 30, 2014. The number and value of our distressed small balance commercial loans held may fluctuate significantly from period to period, especially as loans are resolved or sold. Our investments in this asset class continued to perform extremely well in the fourth quarter. We continue to acquire assets through existing channels and we are actively broadening our investment sourcing capabilities.
During the fourth quarter, we continued to expand our investing activities in European non-dollar denominated assets. Over the course of the quarter, we increased our holdings of European RMBS and CLOs, and we purchased our first mezzanine tranches of European CMBS. During the quarter, the market was heavily impacted by anticipated European Central Bank, or "ECB," quantitative easing actions. While credit spreads on European ABS eligible for purchase by the ECB tightened, credit spreads on non-eligible European ABS marginally widened. Political uncertainty in Greece and the macroeconomic uncertainty associated with the drop in oil prices exacerbated this credit spread widening trend. In addition, most dealers were net sellers as they sought to shore up their balance sheets prior to year end. We are pleased with the portfolio of European non-dollar denominated assets that we have constructed, and we expect to continue to be active participants in the European ABS market. During the fourth quarter, losses on our European bonds were offset by gains on our hedges, resulting in a negligible net loss for the period. As of December 31, 2014, our investments in European non-dollar denominated assets totaled $64.6 million, up from $39.4 million as of September 30, 2014. These assets include securities denominated in British pounds as well as in euros.
We remained active in the U.S. CLO market, focusing on the legacy sector, where we continue to find value. In contrast, we have not found more recent CLO issuance to be particularly attractive, especially given that the underlying loans were generally originated with relaxed underwriting standards, or "covenant light" features. In fact, more recent vintage CLOs were particularly hard hit during the fourth quarter, as the perceived creditworthiness of many energy-related companies declined. Net of hedges, our CLO holdings generated positive net income during the quarter. Over the course of the fourth quarter, we increased our holdings of legacy CLOs, including our European non-dollar denominated CLOs, to $122.0 million, from $93.1 million as of September 30, 2014.
During the fourth quarter, we added to our portfolio of non-performing and sub-performing residential mortgage loans, or "residential NPLs." Sales volume of residential NPLs declined during the fourth quarter relative to the second and third quarters, and asset prices remained relatively firm. Given the continued high levels of competition in this sector, we remained focused on smaller, less competitive pools. We have found that these smaller transactions offer not only better potential returns, but also more attractive terms. Our income from residential NPL pools was modestly positive for the quarter. As of December 31, 2014, we held $34.1 million in residential NPLs and related foreclosure property as compared to $22.6 million as of September 30, 2014.
We began investing in ABS backed by U.S. consumer loans in the third quarter. During the fourth quarter, we expanded our activities in this sector by investing directly in consumer whole loans. We have focused our consumer ABS and consumer whole loan activity on originators that have a long track record and that can provide extensive loan-level performance data for us to analyze, including historical default rates, prepayment rates, and recovery rates. We believe that our U.S. consumer loan investments offer attractive loss-adjusted yields and will serve to enhance as well as diversify our sources of non-Agency returns. As of December 31, 2014, our investments in consumer loans and ABS backed by consumer loans totaled $24.3 million.
During the fourth quarter, we also we made our first purchases of distressed corporate loans. We were able to purchase assets at attractive prices as the unexpected drop in oil prices increased the fear of widespread energy sector defaults, helping drive corporate loan prices lower even for non-energy-related issuers. Our early focus has been on more senior secured positions, and we have hedged our portfolio with CDS on high-yield corporate bond indices. While we are currently cautious with respect to energy-related exposures, we anticipate that we may see attractive opportunities in this sub-sector in the future. During the fourth quarter, our distressed corporate loans generated a small net loss. As of December 31, 2014, our holdings of distressed corporate loans, including related equity, totaled $37.2 million.
In December 2014, we announced that we had made an investment in another mortgage originator. This particular investment was principally in the form of $8.5 million in subordinated debt with a five year term; the initial loan amount was $8.5 million, and the amount lent could increase to $12.5 million upon the satisfaction of certain conditions. We plan to continue to make strategic investments in mortgage originators in need of capital where we believe there is an opportunity to enhance longer term enterprise value and/or establish a strategic relationship. We believe that our significant expertise and contacts in the mortgage markets will enable us to assist these entities in further developing and executing their business plans. In many cases, we expect that our investments will also provide us access to desirable assets, such as non-QM loans or mortgage servicing rights, through flow agreements.
Agency
Our Agency strategy generated gross income of $0.4 million during the fourth quarter. Income from our Agency strategy was driven by interest income, net realized and unrealized gains on investments, partially offset by net losses on interest rate hedges and interest expense. Consistent with our strategy, we actively traded our assets during the quarter, resulting in portfolio turnover of 32%. Through active trading, we believe we can take advantage of inefficiencies in the market while enhancing the composition of our portfolio.
Consistent with past quarters, as of December 31, 2014, our Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics.
In October 2014, and as anticipated in the light of the growing strength of the U.S. economy, the Federal Reserve ceased its monthly bond purchases of Agency RMBS and U.S. Treasury securities, but continues to reinvest paydown proceeds from its held portfolio into additional securities. Over the course of the fourth quarter, the reduced buying activity of the Federal Reserve was more than offset by other investors, including mortgage REITs and bond funds.
The yield curve flattened significantly during the fourth quarter. Ten-year interest rate swap rates declined approximately 36 basis points, while seven-year swap rates declined approximately 26 basis points. The ten-year U.S. Treasury yield ended the fourth quarter at 2.17%, as compared to 2.49% at the end of the third quarter. Meanwhile short-term interest rates remained relatively stable or increased slightly. Volatility in Agency RMBS increased in line with the volatility in the broader financial markets. During the fourth quarter, specified pools performed well, as the drop in interest rates increased the value of prepayment protection, although pay-ups for some coupons benefited more than others. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Meanwhile, mortgage rates to the consumer declined during the quarter, dropping approximately 0.33% to 3.87% for a fixed rate 30-year conventional mortgage. However, this did not trigger substantial increases in refinancing activity during the quarter, with the exception of a temporary spike after the brief sharp drop in interest rates on October 15th. TBAs also performed well over the course of the fourth quarter. The relatively benign level of refinancing activity helped support TBA monthly roll prices. TBA monthly roll prices were further supported by Federal Reserve settlement activity in the quarter; notwithstanding the cessation of its monthly bond purchase program, the Federal Reserve still had large outstanding purchases to settle through the end of the fourth quarter. Since we generally hold a net short position in TBAs to hedge the interest rate and prepayment risk in our specified pool portfolio, and since we use the TBA roll market to maintain these short TBA positions, the strength of the TBA roll market in the fourth quarter served as a drag on our earnings.
During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. We also continued to be active participants in the reverse mortgage pool sector. As reverse mortgage pool spreads tightened over the course of the quarter, we actively sold certain more seasoned pools replacing them with new issue pools, which we believe currently offer better value. Our Agency RMBS portfolio also includes a small allocation to interest only securities, or "Agency IOs." With prepayment activity low, option-adjusted spreads on Agency IOs remained tight during the fourth quarter. As a result, we took the opportunity to execute selective sales. However, with interest rates having dropped substantially since year end and with prepayment activity therefore poised to increase substantially, we are ready to take advantage of possible upcoming dislocations in the Agency IO market. Our overall Agency RMBS portfolio increased in size to $1.218 billion as of December 31, 2014 from $1.064 million as of September 30, 2014. The growth in our portfolio of Agency RMBS was as a result of the full deployment of proceeds received from our September capital raise.
With prepayment rates already increasing sharply after year end, pay-ups on many specified pools have also increased significantly. In addition, the impact of the Federal Reserve's reduction in asset purchases has finally begun to depress TBA roll prices, especially in higher coupons. We believe that there is a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs. We also believe that increased volatility can create opportunities for us, particularly given our active style of portfolio management.
Our net Agency premium as a percentage of our long Agency RMBS holdings is a metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $680.6 million and a fair value of $733.4 million as of December 31, 2014 and a notional value of $540.5 million and a fair value of $582.3 million as of September 30, 2014. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2014 and September 30, 2014, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 2.8% and 2.3%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.3% and 6.4% as of December 31, 2014 and September 30, 2014, respectively.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in our book value per share and assumes the reinvestment of dividends at book value per share. For the quarter and year ended December 31, 2014, our net-asset-value-based total return was 0.30% and 8.77%, respectively. Our net-asset-value-based total return from our inception (August 17, 2007) through December 31, 2014 was 141.23%.

The following table summarizes our operating results for the quarters ended December 31, 2014 and September 30, 2014 and the year ended December 31, 2014:

	Quarter Ended December 31, 2014	Per Share	% of Average Equity	Quarter Ended September 30, 2014	Per Share	% of Average Equity	Year Ended December 31, 2014	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income	$17,365	$0.51	2.17%	$14,523	$0.52	2.15%	$58,374	$2.04	8.56%
Net realized gain	7,442	0.22	0.93%	6,116	0.22	0.91%	50,719	1.77	7.44%
Change in net unrealized gain (loss)	(7,250)	(0.21)	(0.91)%	(6,523)	(0.23)	(0.97)%	(22,886)	(0.80)	(3.36)%
Net interest rate hedges(1)	(5,460)	(0.16)	(0.68)%	826	0.03	0.12%	(9,479)	(0.33)	(1.39)%
Net credit hedges and other activities(2)	(1,598)	(0.05)	(0.20)%	2,900	0.09	0.43%	(1,197)	(0.04)	(0.17)%
Interest expense	(1,732)	(0.05)	(0.22)%	(1,473)	(0.05)	(0.22)%	(6,330)	(0.22)	(0.93)%
Other investment related expenses	(1,092)	(0.03)	(0.13)%	(497)	(0.02)	(0.07)%	(2,241)	(0.08)	(0.33)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	7,675	0.23	0.96%	15,872	0.56	2.35%	66,960	2.34	9.82%
Agency RMBS:
Interest income	9,455	0.28	1.18%	7,804	0.28	1.16%	33,215	1.16	4.87%
Net realized gain	3,534	0.10	0.44%	572	0.02	0.08%	1,055	0.04	0.16%
Change in net unrealized gain (loss)	6,935	0.20	0.87%	(3,277)	(0.12)	(0.49)%	30,139	1.05	4.42%
Net interest rate hedges(1)	(18,637)	(0.55)	(2.33)%	(499)	(0.02)	(0.07)%	(47,634)	(1.67)	(6.99)%
Interest expense	(933)	(0.03)	(0.12)%	(798)	(0.03)	(0.12)%	(3,283)	(0.11)	(0.48)%
Total Agency RMBS profit	354	—	0.04%	3,802	0.13	0.56%	13,492	0.47	1.98%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	8,029	0.23	1.00%	19,674	0.69	2.91%	80,452	2.81	11.80%
Other interest income (expense), net	(12)	—	0.00%	—	—	0.00%	(19)	—	0.00%
Other expenses (excluding incentive fee)	(5,257)	(0.15)	(0.66)%	(5,127)	(0.18)	(0.76)%	(19,084)	(0.67)	(2.80)%
Net increase in equity resulting from operations (before incentive fee)	2,760	0.08	0.34%	14,547	0.51	2.15%	61,349	2.14	9.00%
Incentive fee	—	—	—%	(1,400)	(0.05)	(0.21)%	(1,400)	(0.05)	(0.21)%
Net increase in equity resulting from operations	$2,760	$0.08	0.34%	$13,147	$0.46	1.94%	$59,949	$2.09	8.79%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	123			199			782
Net increase in shareholders' equity resulting from operations(6)	$2,637	$0.08	0.33%	$12,948	$0.46	1.94%	$59,167	$2.09	8.76%
Weighted average shares and convertible units(3) outstanding	34,078			28,066			28,587
Average equity (includes non-controlling interests)(4)	$800,113			$674,628			$681,897
Weighted average shares and LTIP units outstanding(5)	33,866			27,854			28,375
Average shareholders' equity (excludes non-controlling interests)(4)	$793,442			$667,630			$675,201

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of December 31, 2014 and September 30, 2014:
Investment Portfolio

	December 31, 2014					September 30, 2014
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential mortgage loans	$876,713	$582,162	$66.40	$546,596	$62.35	$758,818	$514,733	$67.83	$474,427	$62.52
Non-Agency CMBS and Commercial mortgage loans	163,180	80,386	49.26	80,902	49.58	165,451	75,256	45.49	76,257	46.09
Other ABS and Loans	126,238	123,765	98.04	125,485	99.40	91,985	89,697	97.51	90,555	98.45
Total Non-Agency MBS, mortgage loans, and Other ABS and Loans	1,166,131	786,313	67.43	752,983	64.57	1,016,254	679,686	66.88	641,239	63.10
Agency RMBS:
Floating	16,002	16,974	106.07	17,049	106.54	17,290	18,360	106.19	18,430	106.59
Fixed	1,032,032	1,111,761	107.73	1,093,421	105.95	912,505	974,630	106.81	965,307	105.79
Reverse Mortgages	52,247	57,554	110.16	57,274	109.62	30,042	32,614	108.56	32,849	109.35
Total Agency RMBS	1,100,281	1,186,289	107.82	1,167,744	106.13	959,837	1,025,604	106.85	1,016,586	105.91
Total Non-Agency and Agency MBS, mortgage loans, and Other ABS and Loans	$2,266,412	$1,972,602	$87.04	$1,920,727	$84.75	$1,976,091	$1,705,290	$86.30	$1,657,825	$83.89
Agency Interest Only RMBS	n/a	$31,385	n/a	$32,785	n/a	n/a	$38,572	n/a	$37,379	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	$28,194	n/a	$28,542	n/a	n/a	$24,852	n/a	$24,237	n/a
TBAs:
Long	$71,598	$72,410	$101.13	$71,672	$100.10	$112,448	$111,624	$99.27	$111,806	$99.43
Short	(1,135,218)	(1,209,539)	106.55	(1,205,876)	106.22	(1,101,218)	(1,158,892)	105.24	(1,158,171)	105.17
Net Short TBAs	$(1,063,620)	$(1,137,129)	$106.91	$(1,134,204)	$106.64	$(988,770)	$(1,047,268)	$105.92	$(1,046,365)	$105.82
Long U.S. Treasury Securities	$1,560	$1,636	$104.89	$1,550	$99.36	$546,083	$545,340	$99.86	$544,853	$99.77
Short U.S. Treasury Securities	$(24,485)	$(24,709)	$100.92	$(24,602)	$100.48	$(20,169)	$(19,939)	$98.86	$(19,924)	$98.79
Short European Sovereign Bonds	$(28,118)	$(30,606)	$108.85	$(32,008)	$113.83	$(21,367)	$(23,707)	$110.95	$(24,110)	$112.84
Repurchase Agreements	$172,002	$172,001	$100.00	$172,001	$100.00	$47,040	$47,039	$100.00	$47,192	$100.32
Corporate Debt	$46,006	$42,708	$92.83	$43,585	$94.74	$—	$—	$—	$—	$—
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	$11,652	n/a	$11,890	n/a	n/a	$7,686	n/a	$7,924	n/a
Non-Exchange Traded Corporate Equity	n/a	$2,860	n/a	$2,827	n/a	n/a	$—	n/a	$—	n/a
Short Common Stock	n/a	$(26,516)	n/a	$(27,605)	n/a	n/a	$(19,356)	n/a	$(20,838)	n/a
Real Estate Owned	n/a	$8,635	n/a	$8,748	n/a	n/a	$7,464	n/a	$7,252	n/a
Total Net Investments		$1,052,713		$1,004,236			$1,265,973		$1,215,425

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	December 31, 2014		September 30, 2014
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices(2)	$20,847	$(4,187)	$16,559	$(4,254)
Short CDS on RMBS and CMBS Indices(3)	(71,031)	1,658	(82,311)	2,173
Short CDS on Individual RMBS(3)	(20,691)	11,148	(21,892)	12,410
Net Mortgage-Related Derivatives	(70,875)	8,619	(87,644)	10,329
Long CDS referencing Corporate Bond Indices	315,739	34,634	118,449	18,878
Short CDS referencing Corporate Bond Indices	(352,945)	(27,357)	(284,577)	(22,463)
Long CDS on Corporate Bonds	4,428	(2,706)	5,005	(2,583)
Short CDS on Corporate Bonds	(5,970)	(247)	(2,475)	(112)
Purchased Options on CDS on Corporate Bond Indices(4)	364,400	625	—	—
Written Options on CDS on Corporate Bond Indices(5)	(25,900)	(146)	(59,202)	(158)
Long Total Return Swaps on Corporate Equities(6)	72,950	(13)	76,371	(40)
Short Total Return Swaps on Corporate Equities(6)	—	—	(10,116)	29
Interest Rate Derivatives:
Long Interest Rate Swaps(7)	1,247,477	22,565	1,121,888	7,305
Short Interest Rate Swaps(8)	(1,652,647)	(23,316)	(2,158,454)	(3,107)
Long U.S. Treasury Note Futures(9)	159,900	149	242,100	477
Long Eurodollar Futures(10)	11,000	7	109,000	(22)
Short Eurodollar Futures(10)	(699,000)	24	(329,000)	26
Short Equity Index Futures (11)	—	—	(2,850)	7
Purchased Payer Swaptions(12)	1,082,800	207	1,278,000	152
Written Payer Swaptions(13)	(10,200)	—	—	—
Purchased Straddle Swaptions(14)	—	—	30,000	(79)
Written Straddle Swaptions(15)	—	—	(34,000)	(25)
Purchased Options on U.S. Treasury Security Futures(16)	11,000	20	—	—
Purchased Options on Eurodollar Futures(17)	—	—	150,000	31
Written Options on Eurodollar Futures(18)	—	—	(150,000)	(6)
Total Net Interest Rate Derivatives		(344)		4,759
Other Derivatives:
Long Foreign Currency Forwards(19)	9,518	(136)	—	—
Short Foreign Currency Forwards(20)	(35,966)	884	(21,265)	396
Warrants(21)	1,554	100	—	—
Total Net Derivatives		$13,913		$9,035

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2014, derivative assets and derivative liabilities were $80.0 million and $66.1 million, respectively, for a net fair value of $13.9 million, as reflected in "Total Net Derivatives" above. As of September 30, 2014, derivative assets and derivative liabilities were $56.4 million and $47.3 million, respectively, for a net fair value of $9.0 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(5)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(6)	Notional value represents number of underlying shares times the closing price of the underlying security.

(7)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(8)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(9)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of December 31, 2014 and September 30, 2014, a total of 1,346 and 1,934 contracts were held, respectively.

(10)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(11)	Notional value represents the number of contracts held times 50 times the Index price at September 30, 2014; as of September 30, 2014, 29 contracts were held.

(12)	Represents the option on our part to enter into an interest rate swap whereby we would pay a fixed rate and receive a floating rate.

(13)	Represents the option on the part of a counterparty to enter into an interest rate swap with us whereby we would receive a fixed rate and pay a floating rate.

(14)	Represents the combination of a purchased payer swaption and a purchased receiver swaption on the same underlying swap.

(15)	Represents the combination of a written payer swaption and a written receiver swaption on the same underlying swap.

(16)	Represents the option on our part to enter into a futures contract with a counterparty; as of December 31, 2014, 110 contracts were held.

(17)	Represents the option on our part to enter into a futures contract with a counterparty. Every $1,000,000 in notional value represents one contract.

(18)	Represents the option on the part of a counterparty to enter into a futures contract with the Company. Every $1,000,000 in notional value represents one contract.

(19)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(20)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(21)	Notional amount represents number of warrants.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of December 31, 2014, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$130	$(160)
Agency RMBS - Fixed Pools and IOs	19,235	(26,870)
TBAs	(18,297)	24,466
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	6,134	(5,865)
Interest Rate Swaps	(11,087)	10,403
Options on Interest Rate Swaps and Futures	(619)	6,480
U.S. Treasury Securities	(939)	893
Eurodollar and U.S. Treasury Futures	3,237	(3,237)
Mortgage-Related Derivatives	(354)	604
Corporate Securities and Derivatives on Corporate Securities	1,716	(3,902)
Repurchase Agreements and Reverse Repurchase Agreements	(732)	924
	$(1,576)	$3,736

(1)
Based on the market environment as of December 31, 2014. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of December 31, 2014	For the Quarter Ended December 31, 2014		As of September 30, 2014	For the Quarter Ended September 30, 2014
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$399,981	$328,830	2.09%	$266,195	$306,160	1.91%
Agency RMBS	1,145,821	1,064,154	0.35%	904,512	888,975	0.36%
Total Excluding U.S. Treasury Securities	1,545,802	1,392,984	0.76%	1,170,707	1,195,135	0.75%
U.S. Treasury Securities	123,631	489,645	(0.13)%	224,425	19,418	(0.54)%
Total	$1,669,433	$1,882,629	0.53%	$1,395,132	$1,214,553	0.73%
Leverage Ratio (2)	2.12:1			1.72:1
Leverage Ratio Excluding U.S. Treasury Securities (2)	1.96:1			1.44:1

(1)	Borrowed amounts exclude $0.8 million and $0.9 million in securitized debt as of December 31, 2014 and September 30, 2014, respectively, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.8 million and $0.9 million as of December 31, 2014 and September 30, 2014, respectively.

Our leverage ratio (excluding reverse repo borrowings on U.S. Treasury securities) increased to 1.96:1 as of December 31, 2014, as compared to 1.44:1 as of September 30, 2014. The increase in our leverage ratio the fourth quarter was primarily related to the full deployment of proceeds received in connection with our September capital raise. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of December 31, 2014		As of September 30, 2014
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$715,194	42.8%	$609,777	43.7%
31-60 Days	322,874	19.3%	331,753	23.8%
61-90 Days	289,276	17.3%	284,665	20.4%
91-120 Days	—	—%	36,338	2.6%
121-150 Days	21,236	1.3%	7,053	0.5%
151-180 Days	123,484	7.4%	67,134	4.8%
181-360 Days	47,768	2.9%	—	—%
> 360 Days	149,601	9.0%	58,412	4.2%
	$1,669,433	100.0%	$1,395,132	100.0%

(1)	Borrowed amounts exclude $0.8 million and $0.9 million in securitized debt as of December 31, 2014 and September 30, 2014, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had securitized debt outstanding in the amount of $0.8 million and $0.9 million as of December 31, 2014 and September 30, 2014, respectively. The weighted average remaining term on our reverse repos as of December 31, 2014 and September 30, 2014 was 105 and 72 days, respectively. Our repo includes a $150 million "non-mark-to-market" reverse repo facility which provides financing for certain types of non-Agency assets for a period of at least two years. After the first 18 months, the facility converts to a rolling facility with a six month cancellation notice period and automatic termination in September 2017. Under the terms of the facility, no additional collateral is required to be posted by us based on changes in market values of the underlying assets; however, all payments and prepayments of principal received on financed assets are applied to reduce the amount outstanding under this facility. As of December 31, 2014, we had utilized substantially all of the available capacity under the facility.
Our borrowings outstanding under reverse repos were with a total of sixteen counterparties as of December 31, 2014. As of December 31, 2014, we held liquid assets in the form of cash and cash equivalents in the amount of $114.1 million.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended December 31, 2014 and September 30, 2014:

(In thousands)	Quarter Ended December 31, 2014			Quarter Ended September 30, 2014
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,306)	$(15,933)	$(17,239)	$(1,124)	$1,220	$96
Swaptions	—	(2,392)	(2,392)	—	(99)	(99)
Futures	—	(38)	(38)	—	244	244
Net TBAs Held Short	—	(9,272)	(9,272)	—	(339)	(339)
Net U.S. Treasuries Held Long	1,843	3,000	4,843	16	409	425
Total Interest Rate Hedges	537	(24,635)	(24,098)	(1,108)	1,435	327
Net Credit Hedges and other activities(2)	(3,211)	1,613	(1,598)	(2,683)	5,415	2,732
Total Hedges	$(2,674)	$(23,022)	$(25,696)	$(3,791)	$6,850	$3,059

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.6% for the quarter ended December 31, 2014, as compared to 3.0% for the quarter ended September 30, 2014. We did not incur incentive fee expense for the fourth quarter.
Dividends
On February 10, 2015, our Board of Directors declared a dividend of $0.65 per share for the fourth quarter of 2014, payable on March 16, 2015 to shareholders of record on February 27, 2015. We expect to continue to recommend quarterly dividends of $0.65 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, our Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any of our outstanding common shares during the fourth quarter. As of December 31, 2014, we had repurchased shares under the program at a total cost of approximately $4.5 million, leaving $5.5 million of remaining authorization under the program.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives and other financial assets. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, February 12, 2015, to discuss our financial results for the quarter ended December 31, 2014. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 74918113. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, February 12, 2015, at approximately 2 p.m. Eastern Time through Thursday, February 19, 2015 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (855) 859-2056 and enter the passcode 74918113. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 14, 2014 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2014	September 30, 2014	December 31, 2014
Investment income
Interest income	$28,688	$22,353	$93,533
Other investment income(1)	150	168	318
Total investment income	28,838	22,521	93,851
Expenses
Base management fee	2,963	3,056	10,751
Incentive fee	—	1,400	1,400
Interest expense	2,705	2,179	9,927
Other investment related expenses(1)	1,810	1,217	4,689
Other operating expenses(1)	2,295	2,070	8,333
Total expenses	9,773	9,922	35,100
Net investment income	19,065	12,599	58,751
Net realized gain (loss) on:
Investments	(28)	2,449	16,859
Financial derivatives	(2,136)	(9,477)	(11,211)
Foreign currency transactions	(283)	(1,455)	(1,486)
	(2,447)	(8,483)	4,162
Change in net unrealized gain (loss) on:
Investments	(838)	(2,560)	6,258
Financial derivatives	(12,118)	12,056	(8,272)
Foreign currency translation	(902)	(465)	(950)
	(13,858)	9,031	(2,964)
Net realized and change in unrealized gain (loss) on investments and financial derivatives	(16,305)	548	1,198
Net increase in equity resulting from operations	2,760	13,147	59,949
Less: Increase in equity resulting from operations attributable to non-controlling interests	123	199	782
Net increase in shareholders' equity resulting from operations	$2,637	$12,948	$59,167
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.08	$0.46	$2.09
Weighted average shares and LTIP units outstanding	33,866	27,854	28,375
Weighted average shares and convertible units outstanding	34,078	28,066	28,587

(1)	Prior period conformed to current period presentation.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2014	September 30, 2014	December 31, 2013(1)
ASSETS
Cash and cash equivalents	$114,140	$129,124	$183,489
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $2,122,326, $2,391,276, and $1,688,257)	2,172,082	2,440,828	1,730,130
Financial derivatives–assets, at fair value (Net cost – $61,560, $45,074, and $50,533)	80,029	56,366	59,664
Repurchase agreements (Cost – $172,001, $47,192, and $27,943)	172,001	47,039	27,962
Total Investments, financial derivatives, and repurchase agreements	2,424,112	2,544,233	1,817,756
Due from brokers	146,965	141,497	82,571
Receivable for securities sold	1,237,592	1,246,205	883,005
Interest and principal receivable	20,611	10,953	6,831
Other assets	1,935	2,525	1,546
Total assets	$3,945,355	$4,074,537	$2,975,198
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $1,290,091, $1,223,043, and $847,602)	$1,291,370	$1,221,894	$845,614
Financial derivatives–liabilities, at fair value (Net proceeds – $33,555, $33,950, and $29,746)	66,116	47,331	44,791
Total investments and financial derivatives	1,357,486	1,269,225	890,405
Reverse repurchase agreements	1,669,433	1,395,132	1,236,166
Due to brokers	22,224	12,010	19,762
Payable for securities purchased	98,747	576,455	193,047
Securitized debt (Proceeds – $749, $849, and $980)	774	870	983
Accounts payable and accrued expenses	2,798	2,144	1,810
Base management fee payable	2,963	3,056	2,364
Incentive fee payable	—	1,400	3,091
Interest and dividends payable	2,386	2,138	1,521
Total liabilities	3,156,811	3,262,430	2,349,149
EQUITY	788,544	812,107	626,049
TOTAL LIABILITIES AND EQUITY	$3,945,355	$4,074,537	$2,975,198
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,449,678, 33,443,572, and 25,428,186 shares issued and outstanding)	$772,811	$796,108	$611,282
Additional paid-in capital–LTIP units	9,344	9,269	9,119
Total Shareholders' Equity	782,155	805,377	620,401
Non-controlling interests	6,389	6,730	5,648
Total Equity	$788,544	$812,107	$626,049
PER SHARE INFORMATION:
Common shares, no par value	$23.38	$24.08	$24.40
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$23.09	$23.79	$23.99

(1)	Derived from audited financial statements as of December 31, 2013.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.